UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2013

NATIONSTAR MORTGAGE HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35449	45-2156869
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

350 Highland Drive

Lewisville, Texas 75067

(Address of principal executive offices)

(469) 549-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreements.

On September 19, 2013, Nationstar Mortgage LLC (“Nationstar”), a Delaware limited liability company and an indirectly held, wholly-owned subsidiary of Nationstar Mortgage Holdings Inc., entered into a servicer advance financing facility (the “BC Financing Facility”) through the execution of the following agreements and other related agreements:

•	an indenture (the “BC Facility Base Indenture”) between Nationstar Servicer Advance Receivables Trust 2013-BC (the “BC Facility Issuer”), Wells Fargo Bank, N.A., as indenture trustee (the “BC Facility Indenture Trustee”), Nationstar, as administrator and as servicer, and Barclays Bank PLC, as administrative agent;

•	a series 2013-VF1 indenture supplement to the BC Facility Base Indenture between the BC Facility Issuer, the BC Facility Indenture Trustee, Nationstar, as administrator and as servicer, and Barclays Bank PLC, as administrative agent, pursuant to which the BC Facility Issuer issued floating-rate variable funding asset-backed notes with a maximum funding amount of $1,000,000,000 to Barclays Bank PLC;

•	a receivables pooling agreement between the BC Facility Issuer and Nationstar Servicer Advance Facility Transferor, LLC 2013-BC (the “BC Facility Depositor”); and

•	a receivables sale agreement between the BC Facility Depositor and Nationstar.

The collateral securing the notes issued pursuant to the BC Financing Facility above consists primarily of rights to reimbursement for advances made by Nationstar (or its applicable predecessor) as the servicer of residential mortgage loans and the right to payment of various deferred servicing fees related to such residential mortgage loans. Each of the BC Facility Issuer and the BC Facility Depositor (collectively, the “Financing Facility SPVs”) is structured as a bankruptcy remote special purpose entity. Each Financing Facility SPV is the sole owner of its respective assets. Creditors of the Financing Facility SPVs (including the holders of the related notes) have no recourse to any assets or revenues of Nationstar other than to the limited extent contemplated by the documents related to such financing facilities. Creditors of Nationstar do not have recourse to any assets or revenues of the Financing Facility SPVs (other than, in the case of the BC Facility Depositor, to the extent of any beneficial interest in the BC Facility Depositor held by Nationstar). All of the equity interests in the BC Facility Issuer are owned by the BC Facility Depositor.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nationstar Mortgage Holdings Inc.

Date: September 20, 2013	By:	/s/ David Hisey
David Hisey Executive Vice President and Chief Financial Officer